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                                                                  EXHIBIT 4.3(b)


                       FIRST AMENDMENT TO CREDIT AGREEMENT
                      BETWEEN U.S. BANCORP AG CREDIT, INC.
                          (F/K/A/FBS AG CREDIT, INC.),
                  AS AGENT FOR ITSELF AND CERTAIN OTHER LENDERS
                                       AND
                          PREMIUM STANDARD FARMS, INC.
                              DATED AUGUST 27, 1997



         This First Amendment to Credit Agreement (this "AMENDMENT") is made this 13th day of May, 1998 among PREMIUM STANDARD FARMS, INC., a Delaware corporation ("PREMIUM"), CGC ASSET ACQUISITION CORP., a Delaware corporation ("ASSET SUB"), the financial institutions listed on the signature pages hereof (collectively the "LENDERS" and individually a "LENDER") and U.S. BANCORP AG CREDIT, INC. (f/k/a FBS Ag Credit, Inc.), a Colorado corporation (the "AGENT"), in its capacity as Agent for the Lenders under the Credit Agreement (hereinafter defined).

                                    RECITALS

         A. Premium, PSF Holdings, L.L.C. ("PSF") and Continental Grain Company, a Delaware corporation ("CGC") have entered into a Stock Purchase Agreement dated December 23, 1997 (the "STOCK PURCHASE AGREEMENT"), pursuant to which CGC has agreed to purchase and PSF has agreed to sell 51 % of the issued and outstanding common stock of Premium.

         B. In connection with the Stock Purchase Agreement, Premium has formed Asset Sub, a wholly-owned subsidiary. Asset Sub, Premium and CGC have entered into an Asset Purchase Agreement dated as of December 23, 1997 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Asset Sub has agreed to purchase certain assets from CGC.

         C. In connection with the closing of the transactions contemplated by the Stock Purchase Agreement and the Asset Purchase Agreement, CGC and Asset Sub will be entering into a Market Hog Contract Grower Agreement (the "GROWER AGREEMENT") pursuant to which, among other things, CGC will provide certain services to Asset Sub in connection with the breeding, growing and caring for hogs owned by Asset Sub.

         D. In connection with the Stock Purchase Agreement and the Asset Purchase Agreement, CGC and PSF have entered into a Contribution Agreement dated as of December 23, 1997 (the "CONTRIBUTION AGREEMENT"), pursuant to which CGC will be forming PSF Group Holdings, Inc., a Delaware corporation ("NEWCO"), and pursuant to which each of CGC and PSF will make a capital contribution to Newco (directly or by way of merger) consisting of the stock each owns in Premium.

         E. In connection with the closing of the transactions contemplated by the Contribution Agreement, PSF and Newco will be entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which PSF and Newco will merge, with Newco being the surviving corporation.
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         F.       The Credit Agreement dated as of August 27, 1997 among
Premium, the Agent and the Lenders (as the same may be amended, replaced, restated and/or supplemented from time to time, the "CREDIT AGREEMENT") currently prohibits Premium from consummating the transactions described in paragraphs A through E above and certain other related transactions (collectively the "CGC TRANSACTIONS"). In addition, Premium has requested that the Agent and the Lenders agree to increase their Revolving Loan Commitments from $60,000,000 in the aggregate to $90,000,000 in the aggregate. In connection with the Asset Purchase Agreement and the Grower Agreement, Asset Sub will require working capital financing. Accordingly, Premium and Asset Sub have requested that the Agent and the, Lenders permit Asset Sub to become a borrower under the Credit Agreement. Premium and Asset Sub have further requested certain other changes in the terms of the Credit Agreement.

         G. The Agent and the Lenders are willing to consent to the CGC Transactions, to increase the Revolving Loan Commitments to $90,000,000, to permit Asset Sub to become a borrower under the Credit Agreement, and to agree to the other changes in the terms of the Credit Agreement, but only on the terms and conditions herein contained.

         NOW THEREFORE, in consideration of the foregoing and of the terms and conditions contained in the Credit Agreement and this Amendment, and of any loans or extensions of credit or other financial accommodations heretofore, now or hereafter made to or for the benefit of Premium or Asset Sub by the Agent and the Lenders, Premium, Asset Sub, the Agent and the Leaders agree as follows:

         1. Representation and Warranty as to CGC Transactions and Consent to CGC Transactions. The Borrower represents and warrants to the Agent and the Lenders that the factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection with the CGC Transactions, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement. The Borrower further represents and warrants to the Agent and the Lenders that the financial projections and other financial information furnished to the Agent or any Lender by the Borrower in connection with the CGC Transactions were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such information, provided however that the Agent and the Lenders acknowledge that financial projections are not a guaranty of future results. In reliance on the foregoing representation and warranties, the Agent and the Lenders consent to the CGC Transactions notwithstanding anything contained in the Credit Agreement prohibiting the CGC Transactions. Without limiting the generality of the foregoing, the Agent and the Lenders acknowledge that Premium and Asset Sub intend to use up to $53,000,000 of Revolving Loans in connection with the consummation of the CGC Transactions, and the, Agent and the Lenders consent to the same.

         2. Definitions. Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in the Credit Agreement.

         3. New Defined Terms. Section 1.1 of the Credit Agreement, Defined Terms, is amended to add the following new definitions which shall read in full as follows:


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                  "A REVOLVING LOAN" shall mean any Revolving Loan made pursuant to Section 2.1(a)(i).

                  "A REVOLVING LOAN COMMITMENT" shall mean as to any Lender, such Lender's Pro Rata Percentage of $60,000,000 as set forth opposite such Lender's name under the heading "A Revolving Loan Commitments" on
         Exhibit 1F, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, and "A REVOLVING LOAN COMMITMENTS" shall mean collectively, the A Revolving Loan Commitments for all the Lenders.

                  "A REVOLVING NOTE" shall mean any Revolving Note executed pursuant to Section 2.1(h)(i).

                  "AMENDMENT #1 CLOSING DATE" shall mean May ___, 1998.

                  "ASSET SUB" shall mean CGC Asset Acquisition Corp., a Delaware corporation.

                  "B REVOLVING LOAN" shall mean any Revolving Loan made pursuant to Section 2.1(a)(ii).

                  "B REVOLVING LOAN COMMITMENT" shall means as to any Lender, such Lender's Pro Rata Percentage of $30,000,000 as set forth opposite such Lender's name under the heading "B Revolving Loan Commitments" on
         Exhibit 1F, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, and "B REVOLVING LOAN COMMITMENTS" shall mean collectively, the B Revolving Loan Commitments for all Lenders.

                  "B REVOLVING NOTE" shall mean any Revolving Note executed pursuant to Section 2.1(h)(ii).

                  "BORROWER" shall mean Premium Standard Farms, Inc., a Delaware corporation and CGC Asset Acquisition Corp., a Delaware corporation, or if the context so requires, either of them.

                  "CAPITAL SPENDING AMOUNT" shall mean for any period: (a) the consolidated net fixed assets of the Borrower at the end of such period, minus (b) the consolidated net fixed assets of the Borrower at the beginning of such period, plus (c) consolidated depreciation during such period.

                  "CGC" shall mean Continental Grain Company, a Delaware corporation.

                  "CONSOLIDATED" and "CONSOLIDATING" when used with respect to the Borrower's financial statements, shall mean that such financial statements


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         shall include the financial information of Premium and all of its subsidiaries, including without limitation, Asset Sub.

                  "NEWCO" shall mean PSF Group Holdings, Inc., a Delaware corporation.

                  "REVOLVING LOANS" shall mean the A Revolving Loans and/or the B Revolving Loans.

                  "REVOLVING NOTES" shall mean the A Revolving Notes and/or the B Revolving Notes.

         4. Replaced Defined Terms. Section 1.1 of the Credit Agreement, Defined Terms, is also amended by eliminating the definitions of "Agent's Letter", "EBITDA", "First Bank", "Fiscal Year", "Guarantor", "Guaranty", "Property", "Revolving Loan Commitment", "Unallocated Cash Flow", "Unit" and "Working Capital", and replacing them in full with the following definitions.

                  "AGENT'S LETTER" shall mean the letter agreements entered into from time to time between the Agent and the Borrower and governing the Agents fees.

                  "EBITDA" shall mean: (a) the net combined income of the Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation (other than depreciation attributable to breeding stock, amortization and other noncash expenses or charges, excluding (to the extent included): (i) nonoperating gains (including without limitation, extraordinary or nonrecurring pins, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (ii) similar nonoperating losses during such period, plus (b) up to $22,000,000 in nonrecurring expenses incurred or accrued on or before the closing of the CGC transaction consisting of brokerage fees and management options payable in connection with the CGC Transactions.

                  "FIRST BANK" shall mean U.S. Bank National Association, a national banking association with its principal place of business in Minneapolis, Minnesota and an Affiliate of the Agent, and its successors and assigns.

                  "FISCAL YEAR" means the fiscal year of the Borrower, which shall be the twelve month period ending on or about March 31 each year.

                  "GUARANTOR" shall mean Newco, in its capacity as guarantor of the Liabilities, and any other Person who may hereafter execute and deliver in favor of the Agent and the Lenders, a guarantee of the Liabilities.



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                  "GUARANTY" shall mean that certain Guaranty by Newco dated as of the Amendment #1 Closing Date, guaranteeing the payment and performance of the Liabilities.

                  "PROPERTY" shall mean: (a) the land, the improvements, the fixtures and the Equipment of Premium located in Mercer, Putnam and Sullivan Counties, Missouri and in Dallam and Hartley Counties, Texas as legally described on Exhibit 1E to the Credit Agreement provided however, that the Property specifically includes Premium's processing facility located in Milan, Missouri; and (b) the improvements, the fixtures and the Equipment of Asset Sub located in Gentry, Grundy, Harrison and Worth Counties, Missouri and acquired from CGC pursuant to the Asset Purchase Agreement, including without limitation, Asset Sub's feed mill and office located in Davies County.

                  "REVOLVING LOAN COMMITMENT" shall mean, as to any Lender, such Lender's A Revolving Loan Commitment and/or such Lender's B Revolving Loan Commitment, and "REVOLVING LOAN COMMITMENT" shall mean collectively, the Revolving Loan Commitments for all the Lenders.

                  "UNALLOCATED CASH FLOW" shall mean for any period of determination (a) EBITDA during such period, minus (b) the amount of cash taxes paid during such period, minus (c) the amount of cash dividends paid during such period, minus (d) the amount of cash interest paid during such period, minus (e) the Capital Spending Amount during such period (provided however, that Asset Sub's purchase of assets from CGC for $75,000,000 during the Borrower's 1998 Fiscal Year, shall not be included in determining the Capital Spending Amount for any period in which such purchase occurs, and provided further, that capital expenditures consisting of the purchase of breeding stock shall not be included in determining the Capital Spending Amount for any period in which such purchase occurs), minus (f) the cash portion of the purchase price paid during such period for any acquisition permitted under Section 10.2.

                  "UNIT" shall mean a combination of hog production facilities consisting of breeding, gestation and farrowing buildings sufficient to house 9,900 to 10,800 gilts and/or sows, together with such nursery and finishing buildings as are necessary to support the offspring of said 9,900 to 10,800 gilts and/or sows.

                  "WORKING CAPITAL" shall mean as of any particular date, the amount of the Borrower's combined current assets (including the net book value of breeding stock), adjusted by deducting prepaid expenses (excluding deferred income taxes), less the Borrower's combined current liabilities (including without limitation, the aggregate amount of Revolving Loans outstanding), treating all amounts currently owing to


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         Affiliates (except amounts owing to Affiliates eliminated by combination) as current liabilities and giving no value as assets to any amounts currently owing from Affiliates.

         5. Deleted Defined Terms. Section 1.1 of the Credit Agreement, Defined Terms, is amended to delete the defined term "Fixed Charge Deficiency Amount" and its definition.

         6. Section 1.2 of the Credit Agreement, is amended to add the following capitalized terms which are defined in the Preambles to this
Amendment: "Asset Purchase Agreement", "Contribution Agreement", "CGC Transactions", "Grower Agreement", "Merger Agreement" and "Stock Purchase Agreement".

         7. Revolving Loans. Section 2.1(a) of the Credit Agreement is amended to read in full as follows:

                  (a)(i) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make revolving credit loans (each an "A REVOLVING LOAN" and more than one A Revolving Loan, the "A REVOLVING LOANS") to the Borrower on any one or more Business Days prior to the Revolving Maturity Date, up to an aggregate principal amount of A Revolving Loans not exceeding for each Lender, the lesser of such Lender's Pro Rata Percentage of the Available Amount on such Business Day or the amount of such Lender's A Revolving Loan Commitment. Within such limits and during such period and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow A Revolving Loans.

                  (ii) If the amount of A Revolving Loans outstanding equals the aggregate amount of the A Revolving Loan Commitments at any time, subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make revolving credit loans (each a "B REVOLVING LOAN" and more than one B Revolving Loan, the "B REVOLVING LOANS") to the Borrower on any one or more Business Days prior to the Revolving Maturity Date, up to an aggregate principal amount of B Revolving Loans not exceeding for each Lender, the lesser of such Lender's Pro Rata Percentage of the Available Amount on such Business Day or the amount of such Lender's B Revolving Loan Commitment. Within such limits and during such period and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow B Revolving Loans.

         8. Restated Revolving Notes. Section 2.1(h) of the Credit Agreement is amended to read in full as follows:

                  (h)(i) The Borrower shall execute and deliver to the Agent for each Lender to evidence the A Revolving Loans made by each Lender


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         under such Lender's A Revolving Loan Commitment, a restated revolving credit note (each such note, an "A REVOLVING NOTE" and collectively the "A REVOLVING NOTES"), which shall be (i) dated the date of the Amendment #1 Closing Date; (ii) in the principal amount of such Lender's maximum A Revolving Loan Commitment; and (iii) in substantially the form attached as Exhibit 2C, appropriately completed. Each Lender shall post (iv) the date and principal amount of each A Revolving Loan made under such A Revolving Note; (v) the rate of interest each such A Revolving Loan will bear; and (vi) each payment of principal thereon; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder.

                  (ii) The Borrower shall execute and deliver to the Agent for each Lender to evidence the B Revolving Loans made by each Lender under such Lender's B Revolving Loan Commitment, a revolving credit note (each such note, a "B REVOLVING NOTE" and collectively the "B REVOLVING NOTES"), which shall be (i) dated the date of the Amendment #1 Closing Date; (ii) in the principal amount of such Lender's maximum B Revolving Loan Commitment; and (iii) in substantially the form attached as
         Exhibit 2D, appropriately completed. Each Lender shall post (iv) the date and principal amount of each B Revolving Loan made under such B Revolving Note; (v) the rate of interest each such B Revolving Loan will bear; and (vi) each payment of principal thereon; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder.

         9. Conditional Release of Certain Collateral. Section 4.5 of the Credit Agreement is deleted in its entirety.

         10.      Commitment Fee with Respect to Revolving Loan Commitments.
Section 6.1 of the Agreement is amended to read in full as follows:

                  Premium and Asset Sub jointly and severally agree to pay to the Agent for distribution to the Lenders (based on their respective Revolving Loan Commitments) an annual commitment fee from the Closing Date to the first Anniversary Date, in the annual amount of Seventy Five Thousand Dollars ($75,000), which amount is the total fee for Premium and Asset Sub together and not for Premium and Asset Sub individually. Premium and Asset Sub further jointly and severally agree to pay to the Agent for distribution to the Lenders (based on their respective Revolving Loan Commitments) an additional commitment fee from the Amendment #1 Closing Date to the first Anniversary Date, in the amount of Thirty Seven Thousand Five Hundred Dollars ($37,500), which amount is the total fee for Premium and Asset Sub together and not for Premium and Asset Sub individually. Beginning with the first Anniversary Date, the annual commitment fee shall be increased to One Hundred Twelve Thousand Five Hundred Dollars ($112,500), which amount is the total fee


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         for Premium and Asset Sub together and not for Premium and Asset Sub individually. The initial annual commitment fee for the Revolving Loan Commitments shall be due and payable in advance on the date of this Agreement, in the amount of Seventy Five Thousand Dollars ($75,000). The additional commitment fee for the Revolving Loan Commitments shall be due and payable in advance on the Amendment #1 Closing Date, in the amount of Thirty Seven Thousand Five Hundred Dollars ($37,500). Thereafter annual commitment fees for the Revolving Loan Commitments shall be due and payable in advance on each Anniversary Date prior to the Revolving Maturity Date in the amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500), and on the Revolving Maturity Date, unless the Borrower has fully terminated the Commitments in accordance with Section 4.4 and has fully paid and satisfied all of the Liabilities relating to the Revolving Loans (including without limitation, all of the LC Obligations), provided however, that the annual commitment fee for the period beginning on the Anniversary Date next preceding the Revolving Maturity Date shall be pro-rated if applicable. Each commitment fee shall be fully earned on the date it becomes payable and, at the option of the Agent, shall be paid by direct debit against the Borrower's checking account.

         11. Other Names. Section 7.7 of the Agreement is amended to read in full as follows:

                  Premium has not, during the preceding five years, been known by or used any other name, except as disclosed on Part 7 of Exhibit 7 to the Credit Agreement. Asset Sub has not, during the preceding five years, been known by or used any other name.

         12. Affiliates. Section 7.8 of the Agreement is amended to read in full as follows:

                  The Borrower has no Affiliates, other than those Persons disclosed on Exhibit 7A, and the legal relationships of the Borrower to each such Affiliate are accurately and completely described thereon.

         13. Financial Covenants and Ratios. Section 9.6 of the Agreement is amended to read in full as follows:

                  The Borrower shall maintain:

                  (a) a consolidated Tangible Net Worth of not less than $125,000,000 at all times;

                  (b) a consolidated ratio of total liabilities to Tangible Net Worth of not more than 1.75 to 1.0 at all times;

                  (c) consolidated Working Capital of not less than $30,000,000 at all times; and



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                  (d)      a consolidated Fixed Charge Coverage Ratio
         (calculated on a rolling twelve month basis) as of the end of each fiscal month of the Borrower of not less 1.0 to 1.0 (the "required level") at all times, provided however, that the Borrower shall be permitted to have a Fixed Charge Coverage Ratio (so calculated) at the end of any fiscal month between 0.80 to 1.0 and the required level as long as the Fixed Charge Coverage Ratio (so calculated) returns to not less than the required level by the end of the twelfth fiscal month following the fiscal month end on which the Fixed Charge Coverage Ratio (so calculated) first went below the required level, and as long as the Fixed Charge Coverage Ratio (so calculated) does not fall below the required level after the expiration of twelve months following the fiscal month end on which the Fixed Charge Coverage Ratio (so calculated) first went below the required level.

         14. Article 9 of the Agreement is amended to add a new Section 9.17, which reads in full as follows:

         9.17     Ownership of Asset Sub.

                  Asset Sub shall at all times be a wholly owned subsidiary of Premium except as allowed in Section 10.2(c).

         15. Consolidations, Mergers or Acquisitions. Section 10.2 of the Agreement is amended to read in full as follows:

                  Neither Premium nor Asset Sub shall recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person, except that: (a) Premium may enter into any transaction to raise equity capital which transaction does not result in a change of control of Premium, as the word "control" is used in the definition of Affiliate, (b) Premium may merge with any Affiliate which is a wholly-owned subsidiary of Premium,
         (c) Premium and Asset Sub may merge with one another and Asset Sub may be dissolved in connection with any such merger, and (d) Premium or Asset Sub may enter into acquisition transactions not exceeding $10,000,000 in aggregate purchase price, provided however, that all of such purchase price is paid in cash or debt permitted under Section 10.4, and provided further, that Premium demonstrates to the reasonable satisfaction of the Agent that each such acquisition transaction will not result in a violation of Section 9.6(d).

         16. Guaranties. Section 10.5 of the Agreement is amended to permit Premium to guarantee Asset Sub's liabilities and obligations to CGC under or pursuant to the Grower Agreement.

         17. Capital Investment Limitations. Section 10.7 of the Agreement is amended to read in full as follows:



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                  The Borrower shall not purchase, invest in or otherwise
         acquire additional real estate, equipment or other fixed assets (other than the replacement of breeding animals in the ordinary course of business, Asset Sub's purchase of assets from CGC for $75,000,000 during the Borrower's 1999 Fiscal Year and the replacement of obsolete and worn out Equipment in the ordinary course of business) which would cause its Capital Spending Amount in any one Fiscal Year to exceed the lesser of: (a) the maximum amount that would maintain the Borrower's consolidated Fixed Charge Coverage Ratio for such Fiscal Year at the level required in Section 9.6(d), (b) $43,000,000, or (c) the following specific limits: (i) $31,000,000 during the Borrower's 1997 Fiscal Year, (ii) $30,000,000 during the Borrower's 1999 Fiscal Year, plus the amount (if any) by which the Borrower's capital expenditures during its 1997 Fiscal Year were less than the specific limit for that Fiscal Year, (iii) $35,000,000 during the Borrower's 2000 Fiscal Year, plus the amounts (if any) by which the Borrower's capital expenditures during its 1997 and 1999 Fiscal Years were less than the specific limits for those Fiscal Years, (iv) $33,000,000 during the Borrower's 2001 Fiscal Year, plus the amounts (if any) by which the Borrower's capital expenditures during its 1997, 1999 and 2000 Fiscal Years were less than the specific limits for those Fiscal Years, and (v) $29,000,000 during the Borrower's 2002 Fiscal Year, plus the amounts (if any) by which the Borrower's capital expenditures during its 1997, 1999, 2000 and 2001 Fiscal Years were less than the specific limits for those Fiscal Years. Notwithstanding the foregoing specific limits, the Borrower may expend up to an additional $3,000,000 per Fiscal Year in capital expenditures, as long as such additional capital expenditures do not result in the Borrower's consolidated Fixed Charge Coverage Ratio for such Fiscal Year being less than the level required in
         Section 9.6(d), and as long as the capital expenditures in any one Fiscal Year do not exceed $43,000,000.

         18. Loans to Affiliates. Section 10.9 of the Agreement is amended to add the following sentence at the end thereof:

         Nothing in this Section 10.9 shall limit the amount of loans from Premium to Asset Sub, or from Asset Sub to Premium, which may be outstanding at any one time.

         19. Distributions, Prepayments of Debt. Section 10.10 of the Agreement is amended to read in full as follows:

                  Premium shall not directly or indirectly: (a) redeem any of Premium's shares of capital stock; or (b) declare any dividends or distributions in respect of equity in any year, provided however, that Premium may make dividends in any one Fiscal Year of not more than $500,000 in the aggregate.



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         20.      Issuance of Equity; Amendment of Organization Documents.
Section 10.11 of the Agreement is amended to read in full as follows:

                  Premium shall not issue or distribute any of Premium's capital stock or membership interests for consideration or otherwise, except that Premium may enter into any transaction to raise equity capital as long as such transaction does not result in a change in control of Premium, as the word "control" is used in the definition of Affiliate. Asset Sub shall not issue or distribute any of Asset Sub's capital stock or membership interests for consideration or otherwise. Neither Premium nor Asset Sub shall amend its articles or certificate of incorporation or organization or bylaws, except upon prior written notice to the Agent, provided however, that any such amendment shall not result in a change of control of Premium or Asset Sub, as the case may be, as the word "control" is used in the definition of Affiliate. The foregoing prohibitions shall not apply to any of the foregoing actions which is necessary to accomplish any transaction that is otherwise permitted under Section 10.2 as long as such transaction does not result in a change in control of Premium, as the word "control" is used in the definition of Affiliate.

         21. Payment of Subordinated Debt. Section 10.14 of the Agreement is amended to read in full as follows:

                  The Borrower shall not directly or indirectly, pay, prepay, redeem or purchase, or deposit funds or property for the payment, prepayment, redemption or purchase of the indebtedness of Premium, of Asset Sub or of both, which is subordinated to the payment of any portion of the Liabilities, except that the Borrower may prepay subordinated debt in whole or in part at any time, as long as: (a) there is no Default or Matured Default at the time of such prepayment,
         (b) no Default or Matured Default would occur as a result of such prepayment, and (c) the Borrower has delivered to the Agent and the Lenders not less than five (5) Business Days before the date of any such proposed prepayment, pro forma financial statements demonstrating to the satisfaction of the Required Lenders, that the Borrower will be in compliance with the requirements of Section 9.6 immediately following any such prepayment and at the end of the then current fiscal quarter.

         22. Section 13.18(a) of the Credit Agreement is amended to read in full as follows:

                  (a) All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telexed, cabled or delivered addressed as follows:



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                  (i)      If to the Agent at:

                           U.S. Bancorp Ag Credit, Inc.
                           950 Seventeenth Street, Suite 350
                           Denver, Colorado 80202
                           Attn:  James A. Bosco, President
                           Facsimile:  (303) 585-4732

                           with a copy to:

                           Ellen Beverley McNamara
                           Dorsey & Whitney
                           370 Seventeenth Street, Suite 4400
                           Denver, Colorado 80202

                  (ii)     If to the Borrower at:

                           Premium Standard Farms, Inc.
                           CGC Asset Acquisition, Inc.
                           423 West 8th Street, Suite 200
                           Kansas City, Missouri 64105
                           Attn:  Chief Financial Officer

                           with a copy to:

                           Sonnenschein Nath & Rosenthal
                           4520 Main Street, Suite 1100
                           Kansas City, Missouri 64111
                           Attn:  James A. Heeter, Esq.

                  (iii) If to any of the Lenders other than the Agent, at the address for such Lender set forth on the applicable signature page of this Agreement;

         and, as to each party hereto, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telecopied, telexed, transmitted, or cabled, become effective when deposited in the mail, confirmed by telex answerback, transmitted by telecopier, or delivered to the cable company, respectively except that notices and communications to the Agent shall not be effective until actually received by the Agent.

         23. Exhibit 1D to the Credit Agreement, the Lenders' Commitments, is replaced with Exhibit 1F to this Amendment.

         24. Exhibit 2A to the Credit Agreement, the Form of Revolving Notes, is replaced with Exhibit 2C to this Agreement.

         25. Exhibit 2B to the Credit Agreement, the Form of Term Notes, is replaced with Exhibit 2E to this Amendment.

         26. Part 8 of Exhibit 7 to the Credit Agreement, Borrower's Affiliates, is replaced with Exhibit 7A to this Amendment.

         27. Part 9 of Exhibit 7 to the Credit Agreement, Environmental Matters, is replaced with Exhibit 7B to this Amendment.

         28. Exhibit 9A to the Credit Agreement, the Form of Compliance Certificate, is replaced with Exhibit 9B to this Amendment.

         29. Assumption of Indebtedness by Asset Sub, Obligations and Covenants. Asset Sub hereby assumes all indebtedness of Premium to the Agent and the Lenders pursuant to, and as a co-borrower joins in the Credit Agreement. Asset Sub also agrees to pay all indebtedness to the Agent and the Lenders under all promissory notes issued pursuant to the Credit Agreement, and agrees that its liability to the Agent and the Lenders with respect to all indebtedness thereunder shall be primary as well as joint and several with Premium, all as if Asset Sub was an original obligor thereof. Asset Sub also agrees to abide by and observe all of the covenants, terms and conditions to be observed and performed by Borrower as contained in the Credit Agreement, and the agreements, instruments and/or documents related thereto. Asset Sub shall be added as a party to the Credit Agreement, and as a party to all of the agreements, instruments and/or documents related thereto, and any and all references to Borrower set forth in the Credit Agreement, or in any agreement, instrument or document related thereto, including without limitation this Amendment, shall hereafter include and pertain in all respects to Asset Sub. Premium acknowledges and consents to the foregoing, and agrees that its liability to the Agent and the Lenders with respect to all indebtedness under the Credit Agreement shall be primary as well as joint and several with Asset Sub.

         30. Representations and Warranties. To induce the Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Agent and the Lenders that except as described in this Amendment, each and every representation and warranty set forth in the Credit Agreement is true and correct as of the date hereof, and shall be deemed remade by the Borrower as of the date hereof.

         31. Conditions to Advances; Documentation. The effectiveness of this Amendment shall be conditioned upon the execution and/or delivery of the agreements, instruments and/or documents listed on Exhibit 8C attached hereto.

         32. Incorporation of Credit Agreement. The parties agree that this Amendment shall be an integral part of the Credit Agreement, that all of the terms set forth therein are incorporated in this Amendment by reference, and that all terms of this Amendment are incorporated therein as of the date of this Amendment. All of the terms and conditions of the Credit Agreement which are not modified in this Amendment shall remain in full force and effect. To the extent the terms of this Amendment conflict with the terms of the Credit Agreement, the terms of this Amendment shall control.

         33. Return of Notes. After the restated Notes required to be delivered pursuant to this Amendment have been delivered to the Agent and the Lenders, each Lender shall return to the Borrower, the Notes replaced by the restated Notes required to be delivered pursuant to this Agreement. Each Lender (including the Agent in its capacity as a Lender) agrees to return such replaced Notes to the Borrower as promptly as practicable after receiving the Notes required to be delivered pursuant to this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.



                                   PREMIUM STANDARD FARMS, INC.,
                                   A DELAWARE CORPORATION


                                   BY:  /S/ WILLIAM PATTERSON
                                        ---------------------------------------
                                   ITS:
                                        ---------------------------------------



                                   CGC ASSET ACQUISITION CORP.
                                   A DELAWARE CORPORATION


                                   BY:  /S/ WILLIAM PATTERSON
                                        ---------------------------------------
                                   ITS:
                                        ---------------------------------------

                                   U.S. BANCORP AG CREDIT, INC. (F/K/A FBS
                                   AG CREDIT, INC.), AS AGENT AND AS A LENDER
                                   950 17TH STREET, SUITE 350
                                   DENVER, COLORADO  80202


                                   BY:  /S/ RONAL E. VAN STEYN
                                        ---------------------------------------
                                   ITS: V.P.
                                        ---------------------------------------


                                   FARM CREDIT SERVICES OF WESTERN MISSOURI,
                                   PCA


                                   BY:  /S/ TERRY EIDSON
                                        ---------------------------------------
                                   ITS: SENIOR VICE PRESIDENT
                                        ---------------------------------------


                                   MERCANTILE BANK NATIONAL ASSOCIATION


                                   BY:  /S/ WAYNE C. LEWIS
                                        ---------------------------------------
                                   ITS: VICE PRESIDENT
                                        ---------------------------------------


                                   HARRIS TRUST AND SAVINGS BANK


                                   BY:  /S/ BRIAN J. MOELLER
                                        ---------------------------------------
                                   ITS:
                                        ---------------------------------------


                                   CREDIT AGRICOLE INDOSUEZ


                                   BY:  /S/ W. LEROY STARZ AND DAVID BOUHL
                                        ---------------------------------------
                                   ITS: FIRST VICE PRESIDENT  AND HEAD OF CORP.
                                        ---------------------------------------
                                        BANKING, CHICAGO
                                        ---------------------------------------


                                   HELLER FINANCIAL, INC.


                                   BY:  /S/
                                        ---------------------------------------
                                   ITS:
                                        ---------------------------------------